UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 15, 2006
KOMAG, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	0-16852	94-2914864

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1710 Automation Parkway
San Jose, California 95131

(Address of principal executive offices)
Registrant’s telephone number, including area code: (408) 576-2000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 7.01 Regulation FD Disclosure.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     As we have previously announced, T.H. Tan, our Chief Executive Officer, plans to retire from the company sometime late in 2006. In connection with Mr. Tan’s proposed retirement as a director and officer of the company, we have entered into certain agreements with Mr. Tan to help promote a smooth and efficient transition in connection with Mr. Tan’s proposed retirement, as follows:
     A)            Stock Options and Restricted Stock Awards. On the first business date upon which a successor Chief Executive Officer commences employment with the company:
(i)	each stock option held by Mr. Tan as of February 15, 2006 will immediately vest as to 100% of the then unvested shares subject to such options,

(ii)	each restricted stock award held by Mr. Tan as of February 15, 2006 will immediately vest as to 40% of the then unvested shares subject to such awards, and thereafter the remaining unvested shares subject to the awards will vest in full on the later of three (3) months or January 2, 2007, subject to Mr. Tan continuing to provide services to the company through such date.
     As of February 15, 2006, Mr. Tan held stock options with an aggregate of 44,531 unvested shares, and restricted stock awards with an aggregate of 59,999 unvested shares. Each of the stock options and restricted stock awards held by Mr. Tan are subject to our Amended and Restated 2002 Qualified Stock Plan, as amended (the “Plan”).
     In addition, on February 15, 2006, we granted Mr. Tan a new restricted stock award under the Plan for 35,000 shares of Common Stock. This restricted stock award will be subject to the same three-year vesting period and accelerated vesting terms as Mr. Tan’s outstanding amended restricted stock awards, as described above.
     B)             Consulting Services Agreement. We also agreed to engage Mr. Tan to provide the company with consulting and advisory services effective on the first day after a successor Chief Executive Officer commences employment with the company and continuing through the later of (i) three (3) months after commencement of the consulting term, or (ii) January 2, 2007.
     The agreement provides that Mr. Tan shall resign his position as the Chief Executive Officer and a director of the company effective on the day that a successor Chief Executive Officer commences employment with the company. Pursuant to the terms of the agreement, we agree to pay Mr. Tan a monthly retainer of $10,000 per month during the consulting term in consideration for Mr. Tan providing the company with consulting and advisory services for four (4) days per month, with any additional days of service provided by Mr. Tan to the company as may be requested by the company during any such month to be compensated at a rate of $2,500 per day.

     C)             Bonus Payments.
     We will pay Mr. Tan a year-to-date pro-rated bonus under our Target Incentive Plan calculated based on the company achieving 100% of our 2006 Operating Income Target, provided that the year-to-date operating income through our most recently concluded quarter prior thereto meets or exceeds 100% of the Operating Income Target as defined in our Target Incentive Plan, on a pro-rated basis through such period.
     Upon the conclusion of our 2006 fiscal year, we will pay Mr. Tan an additional bonus payment in February of 2007 under our Target Incentive Plan, provided that the company’s performance qualifies for the payment of bonuses under the terms of the plan. The total bonus amount (including the interim payment above) will equal the bonus that Mr. Tan would have been eligible to earn under our Target Incentive Plan had he remained employed as the Chief Executive Officer of the company through December 31, 2006.
     In each instance, the Compensation Committee of our Board of Directors will determine the applicable personal bonus modifier for Mr. Tan, which will determine the ultimate bonus amounts.
     The agreements entered into with Mr. Tan will be filed as exhibits to our Form 10-K for the fiscal year ended January 1, 2006.
Item 7.01 Regulation FD Disclosure.
     As of the beginning of our first quarter of 2006, SFAS 123R, Share-Based Payment, became effective for us. The FASB issued SFAS 123R in December 2004, as a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123R requires all share-based payments to employees to be recognized in the financial statements based on their fair values and does not permit pro forma disclosure as an alternative to financial statement recognition.
     Under SFAS 123R, the equity agreements with Mr. Tan discussed above are expected to result in non-cash stock based compensation expense of $1 million to $2 million more than expected in our prior guidance for the first quarter of 2006.
     This report contains forward-looking statements relating to expected expenses in the first quarter of 2006. These statements involve known and unknown risks and uncertainties that may cause our results to be materially different from those expressed or implied by the forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Komag, Incorporated (Registrant)
Dated: February 15, 2006	By:	/s/ Kathleen A. Bayless
Kathleen A. Bayless
Senior Vice President, Chief Financial Officer